Exhibit 99.1

NEWS RELEASE

ABRAHAM SOFAER JOINS RAMBUS BOARD OF DIRECTORS

George P. Shultz Distinguished Scholar and Senior Fellow at the Hoover Institution

brings knowledge and experience to the Rambus Board

LOS ALTOS, Calif. – May 3, 2005 – Rambus Inc. (Nasdaq:RMBS), one of the world’s premier technology licensing companies specializing in high-speed chip interfaces, today announced that former U.S. District Judge Abraham Sofaer has joined its board of directors, effective May 4, 2005. Mr. Sofaer has been the George P. Shultz Distinguished Scholar and Senior Fellow at the Hoover Institution at Stanford University since 1994 and is also a professor of law, by courtesy, at Stanford University Law School.

Mr. Sofaer has a long and distinguished career in the legal profession and international law. Prior to assuming his current roles, he served in private practice as a partner at Hughes, Hubbard & Reed in Washington, DC and as the chief legal adviser to the U.S. Department of State. From 1979 to 1985, Mr. Sofaer served as a U.S. District Judge for the Southern District of New York. Prior to that, Mr. Sofaer was a professor at the Columbia University School of Law, and from 1967 to 1969 was an Assistant U.S. Attorney in the Southern District of New York.

“Abe brings an extremely impressive background and a wealth of knowledge to our board,” said Geoff Tate, chairman of the Rambus board of directors. “His multiple past roles in the U.S. legal system and government and his current role on the boards of two companies with strong IP positions provide us highly useful perspectives and a wealth of experience. We very much look forward to working with Abe as we move forward with our strategic business objectives.”

Mr. Sofaer graduated magna cum laude with a B.A. in history from Yeshiva College and received his law degree from the New York University School of Law, where he was editor-in-chief of the NYU Law Review before beginning clerkships with the U.S. Court of Appeals for the District of Columbia Circuit and with Justice William J. Brennan, Jr. in the U.S. Supreme Court. Mr. Sofaer currently serves on two other public boards and is on the international advisory committee for Chugai Pharmaceuticals, a large Japanese pharmaceutical company that is a subsidiary of Roche.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip interfaces. Since its founding in 1990, the company’s innovations, breakthrough technologies and integration expertise have helped industry-leading chip and system companies solve their most challenging and complex I/O problems and bring their products to market. Rambus’s interface solutions can be found in numerous computing, consumer, and communications products and applications. Rambus is headquartered in Los Altos, California, with regional offices in Chapel Hill, North Carolina; Bangalore, India; Taipei, Taiwan; and Tokyo, Japan. Additional information is available at www.rambus.com.

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Press Contact:

Linda Ashmore

Rambus Inc.

(650) 947-5411

lashmore@rambus.com